News Release

AGL Resources Sets Date for Special Shareholder Meeting to Vote on Proposed Acquisition by Southern Company

ATLANTA, September 29, 2015 - AGL Resources Inc. (NYSE: GAS) today announced that it has set a date for a special meeting of its shareholders to consider and vote on the previously announced proposed acquisition of AGL Resources by Southern Company. The proposed acquisition is subject to approval by AGL Resources’ shareholders and certain other customary closing conditions.
The special meeting of shareholders will be held at AGL Resources’ corporate headquarters at Ten Peachtree Place in Atlanta on November 19, 2015, at 9 a.m. ET. The record date for determination of shareholders entitled to vote at the special meeting will be the close of business on October 9, 2015.

About AGL Resources

AGL Resources (NYSE:GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves over one million retail customers through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction between AGL Resources Inc. (the “Company”) and Southern Company. In connection with the transaction, the Company filed a preliminary proxy with the United States Securities and Exchange Commission (the “SEC”) on September 11, 2015, and intends to file other relevant materials with the SEC, including a proxy statement in definitive form. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors and security holders will be able to obtain the definitive proxy statement (when available), as well as other filings containing information about AGL Resources Inc., free of charge, at the SEC’s website at www.sec.gov, or free of charge from the Company at www.aglresources.com under the tab Investor Relations/SEC Filings or by directing a request to the Company at AGL Resources Inc., P.O. Box 4569, Atlanta, GA 30302-4569.

Participants in the Solicitation

The directors and executive officers of the Company, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement filed with the SEC on March 17, 2015 for its 2015 Annual Meeting of Shareholders. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contacts:

Financial
Sarah Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com

Media
Tami Gerke
Director, External Communications
Office: 404-584-3873
tgerke@aglresources.com